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                                   EXHIBIT 10

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                        ADMINISTRATIVE SERVICE AGREEMENT


     THIS ADMINISTRATIVE SERVICE AGREEMENT (this "Agreement") is made this _______ day of _________________, 1995, by and among First Fortis Life Insurance Company ("FFLIC"), a New York corporation, and Fortis Benefits Insurance Company ("FBIC"), a Minnesota corporation.

     FBIC has extensive experience in the operations of its business and has trained personnel, equipment, and facilities for conducting its present and future operations. FFLIC herein is contracting with FBIC to perform services related to FFLIC's production of the following types of insurance products:

     Group: Group Life and AD&D; Group Long and Short Term Disability; Dental; Self Funded Life, Dental and Disability; and other employee benefit related products as developed.

     Individual: Variable Annuity and Market Value Adjusted Variable Annuity; and other annuity and life products as developed.

1.   RELATIONSHIP OF PARTIES

     Neither FBIC nor FFLIC shall act or hold itself out as the agent of the other. Employees of FBIC providing services to FFLIC pursuant to this Agreement shall provide such services as employees of FBIC. The facilities used by FBIC in providing such services shall be deemed to be owned and operated by FBIC and, unless otherwise provided in writing, shall not be considered as being leased to FFLIC.

     Employees, officers and directors of FFLIC, who are also employees, officers and directors of FBIC, shall serve without personal compensation from FFLIC. The cost of these services will be billed to FFLIC as provided in paragraph 4.A.

2.   USE OF THIRD PARTIES

     FBIC and FFLIC each retain the right to contract with any unaffiliated third party for the performance of services or use of facilities.

3.   PERFORMANCE OF ADMINISTRATIVE SERVICES AND JOINT USE OF FACILITIES

A.   SERVICES

     Pursuant to guidelines established by FFLIC's Board of Directors and pursuant to FFLIC's direction, FBIC may from time to time perform services for FFLIC hereunder of a type similar to that which FBIC customarily performs in the course of its own insurance operations. The services which FBIC may perform in whole or in part for FFLIC include, without limitation:

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     (a)  Legal and actuarial services needed by FFLIC to assist it in qualifying to conduct its business in such jurisdictions as FFLIC shall select, including the requisite policy and contract filings for approval, reinsurance agreements and other requisite contracts that may be necessary for operations.

     (b) Advice and counsel with respect to complex cases where FFLIC's underwriters lack sufficient expertise. Advice and counsel will be in accordance with FFLIC underwriting standards and final decision authority rests with FFLIC.

     (c) Advice and counsel with respect to complex cases where FFLIC's claims personnel lack sufficient expertise. Advice and counsel will be in accordance with FFLIC claims standards and final decision authority rests with FFLIC.

     (d) Actuarial services which may include product development, pricing, valuation and compliance.

     (e) Assist FFLIC in the design of marketing materials and developing product and training materials and programs, subject to final approval by FFLIC.

     (f) Electronic information processing services as necessary or appropriate in connection with the other services provided hereunder.

     (g) Legal support services customarily performed by in-house legal counsel.

     (h) Accounting services necessary to support preparation of customary financial reporting, including preparation of financial statements on both STAT and GAAP bases and tax returns.

     (i) Auditing services which may include review of financial records and a review of specific functions and activities in order to ensure compliance with FFLIC's established policy. This auditing provision shall not apply to FFLIC's audit of FBIC's services performed pursuant to this Agreement.

     (j) Assist FFLIC in the design and printing of general use forms including, but not limited to, policy/certificate, claim, policyholder service, accounting and other forms used in the normal course of business. Final approval of such forms is the responsibility of FFLIC.

     (k) Provision of information for preparation of financial statements required by any properly constituted regulatory body.

     FBIC may provide the above-listed services to FFLIC except for any services which FFLIC's Board of Directors, or any authorized committee thereof, expressly decides to have either FFLIC or another third party perform.

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     FBIC will perform the administrative services under this Agreement with the same standards of care, prudence and diligence which it exercises in the performance of its own administrative responsibilities. In the performance of its duties hereunder, FBIC will be subject always to the direction and supervision of FFLIC's Board of Directors, or any authorized committee thereof, and the instructions of appropriate officers of FFLIC. It is understood that FFLIC has certain obligations under the Commitment Letter to the New York Insurance Department dated March 23, 1989, and it is agreed that no services will be provided under the Agreement in violation of the aforementioned Commitment Letter.

B.   ADDITIONAL SERVICES

     In accordance with the waiver request to the New York Insurance Department dated September 23, 1991, FBIC may provide FFLIC on an ongoing basis with storage and retrieval of files closed prior to FFLIC's purchase of certain of the Mutual Benefit Life Insurance Company group business on October 1, 1991.

C.   FACILITIES

     FBIC agrees to make available its facilities to FFLIC as FFLIC may determine to be reasonably necessary in the conduct of its insurance operations. The facilities of FBIC which FFLIC may use in whole or in part shall include, but need not be limited to: electronic data processing equipment; business property, whether owned or leased; communication equipment; security vault; and filing space.

D.   BEST EFFORTS

     FBIC agrees at all times to use its best efforts to maintain sufficient personnel and facilities of the kind necessary to perform this Agreement, in accordance with the reasonable requests of FFLIC. If, however, FBIC determines that for any reason, including its own needs, it is or will be unable to perform any services or provide any facility under this Agreement, it shall immediately notify FFLIC so that FFLIC can make other arrangements.

E.   DESIGNATED PERSONNEL

     Employees of FBIC who are designated by FBIC to perform services for FFLIC pursuant to this Agreement shall at all times remain employees of the FBIC. FBIC shall alone retain full liability to such personnel for their welfare, salaries, fringe benefits, legally required employee contributions and tax obligations. With regard to all of its employees, FFLIC shall alone retain full liability to such personnel for their welfare, salaries, fringe benefits, legally required employee contributions and tax obligations.

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F.   STATUS OF FACILITIES

     No facility of FBIC used in performing services for or subject to use by FFLIC shall be deemed to be transferred, assigned, conveyed or leased to FFLIC by performance or use pursuant to this Agreement, except as FBIC and FFLIC may otherwise agree in writing.

     In providing any service which requires the exercise of judgment, FBIC will endeavor to perform any such service in accordance with any reasonable and appropriate standards and guidelines FFLIC develops and communicates to FBIC.

G.   CONTROL

     The performance or receipt of services or the making available or use of facilities pursuant to this Agreement shall in no way impair the absolute control of the business and operations of each of the parties by its own management.

     FBIC shall not be liable for its actions or omissions in furnishing services and facilities where FBIC acted in good faith without gross negligence.

4.   DETERMINATION OF CHARGES

     Expenses incurred by FBIC, as a result of providing services to FFLIC under this Agreement, will be determined as follows and billed quarterly to FFLIC.

A.   CHARGES

     Services shall be provided by FBIC hereunder at cost, and apportioned on a fair and equitable basis, using reasonable estimates based on time, the salary of the individual(s) providing the service, a reasonable charge for supporting clerical services, and overhead, including payroll taxes, employee benefits, rent and other administrative and operating expenses, in conformity with generally accepted accounting principles, New York Insurance Department Regulation 33 and Section 1505 of the New York Insurance Law.

     Any controversy or claim between FBIC and FFLIC arising out of this Agreement or its breach shall be resolved by arbitration to be held in New York State. The arbitrators will interpret this Agreement in accordance with the usual business practices, rather than strict technicalities or rules of law. Three arbitrators will decide any differences. They must be officers of life insurance companies other than the parties to this Agreement , their parents, subsidiaries and affiliates. One of the arbitrators is to be appointed by FBIC and one by FFLIC and these two will select a third. If the two are unable to agree on a third, the choice will be left to the American Arbitration Association or its successor organization. The arbitrators' decision will be by majority vote and no appeal will be taken from it. The expenses of the arbitrator chosen by each of the parties shall be borne by the respective party,

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     and the expenses of the third arbitrator and the expense of arbitration shall be borne equally by FBIC and FFLIC.

B.   PAYMENT

     No later than 60 days after the end of each calendar quarter, FBIC will submit to FFLIC a written statement of the estimated amount of the apportioned expenses for such quarterly period, showing the basis for the estimated apportionment for each item. FFLIC will pay to FBIC within 30 days following receipt of such statement the amount set forth therein.

     Within 120 days after the end of each calendar year, FBIC will submit to FFLIC a written statement of actual apportioned expenses for such preceding calendar year (including charges not included in any previous statement) showing the basis for the apportionment of each item. Any difference between the estimated payments made in the preceding calendar year and the actual apportioned expenses shall be paid or refunded within 30 days following receipt of such statement of actual apportioned expenses.

5.   RECORDS AND DOCUMENTS

     FBIC will maintain its books, records and accounts so as to clearly and accurately disclose the nature and details of the services furnished hereunder, in keeping with prudent standards of insurance recordkeeping and in accordance with the requirements of Section 1505 of the New York Insurance Law. FFLIC may at its own expense and at any reasonable time audit such books, accounts and records insofar as they relate to the determination of FBIC's charges hereunder.

     All books, records and files established and maintained by FBIC by reason of its performance under the Agreement, which absent this Agreement would have been held by FFLIC shall be subject to examination at all times by FFLIC and persons authorized by it or any governmental agency having jurisdiction over FFLIC and appropriate copies of such records shall be delivered to FFLIC at least quarterly. With respect to accounting and statistical records prepared by FBIC under this Agreement, summaries of such records shall be delivered to FFLIC within 60 days from the end of the quarter to which the records pertain.

6.   COMPLIANCE WITH APPLICABLE LAW; GOVERNING LAW

     FFLIC and FBIC shall comply with all applicable federal, state and local laws and rules, regulations or rulings issued under such laws. This Agreement is made pursuant to and shall be subject to and interpreted under the laws of the State of New York.

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7.   NOTICE

     All notices, statements or requests furnished under this Agreement shall be duly given either by FBIC or FFLIC upon delivery by hand or by facsimile transmission to an officer of the other, or when deposited with the U.S. Postal Service, as certified mail, postage prepaid, addressed to the other at its principal office to the attention of the Chief Executive Officer or to such other person or place as that party may from time to time designate by written notice provided in this paragraph 7.

8.   EFFECTIVE DATE; TERMINATION; ASSIGNMENT

     The effective date of this Agreement shall be March 1, 1994, and the Agreement shall continue in force until terminated as provided herein. This Agreement may be terminated by either party at any time subject to thirty days written notice to the other party, except that, with regard to electronic data processing operations, such written notice shall be 180 days. Upon termination of the electronic data processing operations provided by FBIC under this Agreement, and subject to the terms and conditions (including any limitations and restrictions) of any applicable software or hardware licensing agreement then in effect between FBIC and any licensor, FBIC shall grant to FFLIC a perpetual license to use any electronic data processing software developed by FBIC in connection with the services provided to FFLIC hereunder, if such software is not commercially available and is necessary, in FFLIC's reasonable judgment, for FFLIC to perform subsequent to termination of the functions provided by FBIC hereunder. This Agreement may be assigned by either party only with the prior written consent of the other party.

9.   HEADINGS

     The headings contained in this Agreement are inserted for convenience and are not intended to be part of this Agreement.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date and year first above written.


                         FIRST FORTIS LIFE INSURANCE COMPANY


                         By:  __________________________________

____________________     Name:__________________________________
Witness
                         Title: ________________________________

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                         FORTIS BENEFITS INSURANCE COMPANY


                         By:  __________________________________

____________________     Name:__________________________________
Witness
                         Title: ________________________________



                         By:  __________________________________

____________________     Name:__________________________________
Witness
                         Title: ________________________________

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